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                                                                       EXHIBIT 5


                                September 4, 1998


Objective Communications, Inc.
50 International Drive
Portsmouth, New Hampshire  03801

Ladies and Gentlemen:

           We have acted as counsel for Objective Communications, Inc., a Delaware corporation (the "Company"), in connection with preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the sale, from time to time, by certain selling stockholders identified in such Registration Statement (the "Selling Stockholders"), or pledgees, donees, transferees or other successors in interest, in the manner described in the prospectus (the "Prospectus") which forms a part of the Registration Statement, of up to an aggregate of 921,242 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"). The shares of Common Stock registered under the Registration Statement consist of (i) 746,242 shares of Common Stock issuable upon the conversion of the $3.125 million aggregate principal amount of 5% Cumulative Convertible Debentures due 2003 (the "5% Convertible Debentures") issued by the Company in a private placement in July 1998, and (ii) 175,000 shares of Common Stock issuable upon the exercise of warrants that may be issued by the Company upon the optional redemption by the Company of the 5% Convertible Debentures.

           Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and such other instruments as we have deemed necessary, and upon the laws as presently in effect, we are of the opinion that the shares of Common Stock to be sold by the Selling Stockholders in the manner described in the Prospectus under the captions "Selling Stockholders" and "Plan of Distribution" have been duly authorized for issuance by the Company and, upon issuance and delivery in accordance with the terms described in the Prospectus, will be validly issued, fully paid and nonassessable.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.


                                   Sincerely,

                                   Shaw, Pittman, Potts & Trowbridge

                                   By:  Ellen C. Grady, P.C.
                                   /s/ ELLEN C. GRADY
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                                   By:  Ellen C. Grady, President